Exhibit 99.1

WorldHeart Receives Favorable Decision to Continue NASDAQ Listing

Oakland, California – September 15, 2008 (NASDAQ: WHRT) World Heart Corporation (“WorldHeart”) announced today that on September 11, 2008, following a review by a NASDAQ Listing Qualifications Panel, NASDAQ has determined that WorldHeart’s common stock will continue to be listed on The Nasdaq Capital Market.  Additionally, on September 9, 2008, WorldHeart received a letter from the NASDAQ stating that the Company has regained compliance with the requirement to have a minimum market value of publicly held shares (“MVPHS”) of $1,000,000 for at least 10 consecutive trading days as required by the The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(7).

As previously disclosed on June 25, 2008, the Company received a staff deficiency letter from the NASDAQ informing the Company that for the previous 30 consecutive trading days it had not maintained the minimum market value of publicly held shares of $1,000,000 and that the Company had 90 calendar days, or until September 23, 2008, to regain compliance. That matter is now closed.

As previously disclosed on July 31, 2008, WorldHeart completed a $30.0 million private placement transaction and recapitalization that resulted in the issuance of 300,000,000 common shares. This private placement cured the Company’s shareholders’ equity deficiency or non-compliance with Marketplace Rule 4310(c)(3), previously announced on March 31, 2008. In addition, announced on August 21, 2008, the Company initiated a phased consolidation plan which the Company expects will reduce its expenses and increase the likelihood that the Company will maintain compliance in the longer term. The Company remains within the grace period for its bid price deficiency (through October 27, 2008), but has filed a proxy statement seeking shareholder approval for a reverse stock split to increase its share price and cure its bid price deficiency set forth under Marketplace Rule 4310(c)(4).

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to regain compliance with The Nasdaq Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum standards, is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.